Exhibit 10.1

LETTER AGREEMENT

This letter agreement (“Agreement”) is between Proginet Corporation (“Proginet”) and V-ONE Corporation (“V-One”) and sets forth the terms and conditions pursuant to which Proginet will (i) acquire certain assets and assume certain liabilities of V-One in the Chapter 11 bankruptcy case of V-One (the “Sale Transaction”) and (ii) make certain financing available to V-One in the Chapter 11 bankruptcy case for the purpose of preserving V-One’s business pending the closing of the sale to Proginet (the “DIP Financing”).  All references to dollars and financial terms included herein are in U.S. DOLLARS.

Initial Obligations of V-One

V-One will, simultaneously with its filing of a Chapter 11 petition with the United States Bankruptcy Court for the Second Southern District of Maryland (the “Bankruptcy Case”), file an emergency motion or motions seeking: (i) authority to borrow monies from Proginet up to the sum of $487,000, or such greater amount in Proginet’s sole discretion, to fund certain budgeted expenses agreed to by Proginet in exchange for the granting to Proginet of a first priority security interest on the intellectual property of V-One, including, without limitation, on V-One’s trademarks, patents, copyrights, domain names, and source code and certain other first priority liens and security interests, and which shall be treated as a super-priority administrative claim; (ii) within five days of the receipt of an Asset Purchase Agreement from Proginet, and in no event later than March 25, 2005, authority to sell the assets describe below to Proginet a upon an expedited basis subject only to higher and better offers (the “Approval Order”).  In the absence of an Asset Purchase Agreement, the terms expressed in this letter agreement shall govern the purchase by Proginet of all of the assets of V-One; (iii) approval of certain buyer protections for the benefit of Proginet, including, without limitation, (A) a break-up fee equal to 5% of the purchase price of $2.050 million, which shall be payable to Proginet if Proginet is not in material default of the terms and conditions of this Agreement and for whatever reason the sale transaction to Proginet contemplated herein is not consummated (the “Break-Up”), (B) the repayment in full of the DIP Financing and the pre-petition secured loan made by Proginet to V-One in the original principal amount of $63,000 (together with all accrued interest thereon, the (“Pre-Petition Loan”) upon a Break-Up, (C) and reimbursement of Proginet’s expenses incurred in connection with the transactions contemplated by this Agreement (the “Buyer Protections”). The Buyer Protections shall survive termination of this Agreement.  V-One shall use its best efforts to obtain by the Bankruptcy Court: (i) entry of an Order approving the Buyer Protections; (ii) entry of the Approval Order; (iii) entry of the Interim Financing Order; and (iv) entry of Final Financing Order, as soon as practicable but not later than the dates set forth below.

At the option of Proginet, the parties shall enter into an Asset Purchase Agreement containing such additional terms and conditions as are customary for a sale transaction of this nature.

Assets Purchased

1.                                       Software: Proginet will acquire the Software (VPN Software) from V-One including all intellectual property relating thereto.  The “Software” will be free and clear of any liens, claims, and encumbrances and will be delivered in source and object code and all related materials.  There shall be no third-party software embedded, or included, in the “Software” which requires the payment of licensing fees or royalties.

2.                                       Customer Licenses: V-One will transfer all customer license agreements (free and clear of all liens, claims, and encumbrances) to Proginet and obtain all assignments where necessary or required.  V-One represents that all agreements provide for transfer upon request and such approvals will not be unreasonably withheld, and that all license agreement requirements have been satisfied.

3.                                       Third Party Agreements: Proginet will identify prior to closing those agreements related to the V-One business, including, without limitation, those with partners, distributors, OEM partners or other third party relationships related to the business, which must be assumed by V-One and assigned to Proginet.

4.                                       Trademarks/Patents/Copyrights: V-One will transfer free and clear of all liens, claims and encumbrances all licenses, rights, and ownership to all trademarks, patents, copyrights, domain names, Web names, etc. to Proginet.  Such transfers shall include the assignment of any past, present or future claims that may be applicable to the transfers identified herein.

5.                                       Title to Assets:  Proginet requires clean title to all assets.

Assumptions of Obligations

6.                                       Customer Support: Proginet will assume responsibility for all existing and future customers upon closing of the Sale Transaction.  Upon closing of the Sale Transaction, Proginet will assume full responsibility for all customer related billings, collections, etc. V-One will through the closing of the Sale Transaction preserve its business, conduct its business consistent with past practices, preserve its employees, and preserve and continue to service its customers.

7.                                       Agreements: V-One will assume and assign to Proginet those agreements related to its business, including leases, equipment maintenance agreements, etc., which are specified by Proginet.  Proginet shall not be required to assume any obligation relating to any agreements not specified by it for assumption and assignment.

8.                                       Deferred Maintenance: Represents monies received for future services to be provided. As Proginet will assume full maintenance support responsibility for the V-One customers upon closing of the Sale Transaction, any and all unearned maintenance (Deferred Maintenance) shall be assumed by Proginet.

9.                                       Critical Vendor Debt: Proginet through the DIP Financing will provide funds for, among other things, specified vendors related to V-One Critical Vendor partners, including, without limitation, Macrovision and Triple Point, to preserve such relationships as such relationships are critical to future software sales.  The amount of DIP Financing and the Pre-Petition Loan provided by Proginet shall be offset against any determined purchase price in the Sale Transaction.

10.           Facility Lease:  V-One will assume and assign to Proginet its facility lease, provided that Proginet can obtain terms and conditions acceptable to Proginet in its sole discretion.  V-One shall provide Proginet the 60 days permitted by the Bankruptcy Code within which to either negotiate acceptable changes to the current facility lease or to locate another facility to relocate the operations of V-One.

Transition/Staff

11.           Transition Plan: V-One and Proginet agree to manage the requirements of the transition plan.  Both parties understand and accept that satisfaction of the transition plan is a critical and required activity to consummate the Sale Transaction.

The critical components of the transition plan include:

a.             Interim approval of the DIP Financing by Proginet to maintain the operations of V-One no later than March 14, 2005 (the “Interim Financing Order”) and final approval no later than April 5, 2005 (the “Final Financing Order”), with time being of the essence.

b.             The closing of the Sale Transaction by no later than June 30, 2005, with time being of the essence.

c.             Arrangements acceptable to Proginet regarding the current facility or a new corporate facility acceptable to Proginet.

d.             The transfer of customer agreements and customer records and all of V-One’s intellectual property.

e.             The transfer of all other records, equipment etc.

f.              The selection by Proginet of employees that will be hired by it upon closing and the negotiations of arrangements for the hiring of such employees acceptable to Proginet.

12.                                 Staffing: V-One acknowledges and agrees that it must take appropriate action(s) prior to the transfer of the business to deal with staffing issues.  The issues must be resolved to properly deal with V-One staff so that those critical staff necessary for the ongoing business may be offered positions by Proginet, as Proginet determines appropriate.

13.           Hire of Staff: Proginet will be provided the opportunity to interview and extend offers to V-One employees.  The employees will be hired as new employees with no prior service and they will be eligible for ALL benefits offered to other Proginet employees.  Proginet reserves the right to make offers at compensation levels and on other terms, as determined by Proginet in its sole discretion.

14.           Conduct of V-One’s Business Prior to Closing.  From the date hereof through the closing of the Sale Transaction, V-One shall, subject to any order of the Bankruptcy Court, as respects its business (a) comply with the terms and conditions of the Bankruptcy Code and all other applicable laws; (b) maintain its assets in good operating condition and repair; (c) not sell, transfer, or otherwise dispose of or encumber any of its assets, except for sales of Software in the ordinary course of business; (d) not enter into any transaction with any affiliate of V-One; (e) not commit or enter into any agreement to do any of the foregoing, save, in all cases, with the prior written consent of Proginet; (f) maintain the value of its business; and (g) contest any suit, action or other proceeding that seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

Consideration

15.           Purchase Price: For the purchase of assets, assumption of certain liabilities, and other considerations provided for herein, Proginet agrees to pay V-One’s estate as follows in connection with the closing of the Sale Transaction:

Fixed Compensation

The amounts to be used in the calculations below are based exclusively on the V-One financial statements for the fiscal year ended December 31, 2004.  The total purchase price is calculated by taking the sum of a and b less c, as follows:

a.             The amount equal to 1.2 times the Annual Support (Maintenance) revenue of $1,589,000.  This amount is the current book of business, with NO cancellations. Also, any pre-paid or multiyear agreements must be adjusted to an annual number.

b.             The amount equal to 1.5 times the Software Sales and net Hardware Sales projected for the next 12 calendar months, which equals $300,000.

c.             The amount equal to the sum of reseller fees, OEM fees, and cost of goods sold will be subtracted from the total.

d.             The above calculations result in a purchase price of $2.050 million.

16.                                 Adjusted Purchase Price:  will be calculated to reduce the Purchase Price calculation by any liabilities that Proginet assumes including but not limited to Critical Vendor debt, Deferred Maintenance fees, fees prepaid from customers for advance payment etc.  Such reductions amount to $950,000.  In addition, the costs of the auditors referenced in Section 33 below and the remaining amounts due under the Pre-Petition Loan will also result in a reduction of the Purchase Price.

17.                                 Payment Terms: Proginet will make payment to V-One of the Adjusted Purchase Price as follows:

a.                                       Proginet shall, if approved by the Bankruptcy Court, provide DIP Financing on a revolving credit basis in an amount equal up to $487,000, to be made available as provided below.  Such loan shall bear interest payable at the rate of 8% per annum, payable monthly on the outstanding balance from time to time.

b.                                       Initial Advance: Upon approval of the Interim Financing Order by the Bankruptcy Court, Proginet will make an initial advance up to $162,000 to V-One solely to pay the items set forth in Schedule M.

c.                                       Subsequent Advances: Proginet will thereafter advance to V-One, as requested in writing by V-One from time to time not less than two business days prior to the requested advance, the amounts shown in Schedule N, solely for
V-One to pay agreed upon budgeted cash flow needs.

All such advances shall be due and payable no later than June 30, 2005.

The sum of these payments will constitute the total of the short-term loan made to V-One, and will not (except at the absolute discretion of Proginet) exceed $487,000.

Upon approval by the Bankruptcy Court of the Sale Transaction, Proginet will complete the purchase of the assets of V-One with the granting of a note payable 18 months from the closing date, for the amount equal to the purchase price defined in paragraph 15(A)(d) herein, and reduced by the amounts specified in paragraphs 15 and 16 herein and further reduced by the amount of the DIP Financing and the Pre-Petition Loan; provided, however, that the parties shall reconcile the calculations of the amounts determined under Paragraph 15(a) through (c) above against such amounts as calculated as of the closing date of the Sale Transaction within 60 days of the closing of the Sale Transaction, with any reduction represented thereby being applied as an offset against such note.  Such note will bear interest at the rate of 8% per annum.  Proginet reserves the right to settle such note for cash at the 18 month anniversary or, subject to applicable law, provide an equal value in shares of Proginet stock, at the 20-day average closing price prior to such 18 month anniversary date.

18.           Sales, Use and Transfer Taxes.  V-One shall pay all sales, use, transfer, and documentary taxes payable in connection with the transactions contemplated by this Agreement.  V-One and Proginet will cooperate to minimize any such taxes and V-One will ensure that the Approval Order will contain a provision that its sale, transfer, assignment, and conveyance of the assets to Proginet in the Sale Transaction shall be entitled to the protections afforded under Section 1146(c) of the Bankruptcy Code.

Notwithstanding the foregoing, the parties shall not take any actions that will interfere with the value of the assets or Proginet’s title thereto.

Other Terms

19.           Equipment/Software Usage: Proginet will not assume existing lease(s) for equipment or software obligations, unless the specific leased item is in Proginet’s view required for it to conduct business.

20.           Press Releases: V-One and Proginet will jointly issue a press release, agreeable to both parties, announcing the signing of this Agreement, to assure compliance with all regulations.

21.           Documentation: V-One agrees to provide Proginet with all documentation, collateral material, and appropriate records related to the “Software” in its possession.

22.           Customer Relations: V-One and Proginet agree to work together to effectively manage customer relationships and prospects to reasonably assure a high level of comfort and satisfaction for the customers.

23.           Tech Support Database: V-One will provide access to the information and detailed reports from the V-One Test Director 7.2 and TPR system problem database as often as requested to Proginet prior to the closing of the Sale Transaction. V-One will use its best efforts to provide machine-readable copies of its current problem database to Proginet, during the period through the closing of the Sale Transaction, in a format which can be loaded into Proginet’s CRM system.

24.           Product Test Suites: V-One agrees to provide all software test cases and automated testing programs to Proginet.

25.           Development History Summary: V-One will provide the development history summary to Proginet, which would include all current and former versions of the products currently supported. V-One’s policy requires support for the current release and two revisions back. Archive releases, to the extent available, will be provided to Proginet.

26.           Schedules: The following schedules have been produced by V-One and delivered to Proginet and are incorporated herein:

Schedule A	- List of Customers and Software License
Schedule B	- Software to be Acquired
Schedule C	- Standard Software License Agreement
Schedule D	-Third Party Agreement(s)
Schedule E	- Accounts Prospects List
Schedule F	- List of Staff to be Considered
Schedule G	- Annual Maintenance Revenues
Schedule H	- Software Revenues (past 12 months)
Schedule I	- OEM Revenues
Schedule J	- List of Patents and Trademarks
Schedule K	- Exceptions to Ownership of Software

Schedule L	- Outstanding Commitments of V-ONE
Schedule M	- Key Creditors to be Paid
Schedule N	- Monthly Cash Amounts Projected

27.           DIP Financing:  The DIP Financing shall be upon the terms and conditions set forth in the Interim Financing Order attached hereto and such other terms and conditions set forth herein and shall be secured by a first priority lien on, among other things, the source and object code and all patents and trademarks, copyrights, domain names, customer list, customer contracts, and proceeds thereof of V-One and a super-priority administrative claim pursuant to Sections 503(b)and 507(a)(1) of the Bankruptcy Code.  The DIP Financing loan shall be up to the sum of $487,000 (unless Proginet agrees in its sole discretion to a greater amount) and may only be used for budgeted items agreed to by Proginet.  Such loan shall be on a revolving credit basis and bear interest at 8% per annum and be due and payable in full upon the earlier of (a) June 30, 2005, (b) an event of default (including a Break-Up), or (c) the closing of the Sale Transaction.  The outstanding amount of such loan at such closing shall be deducted from any determined purchase price.

28.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York, without regard to the rules of conflict of laws of the State of New York or any other jurisdiction.

29.           Conditions to Transactions:  The obligations of Proginet to (i) purchase the assets of V-One and assume the liabilities in the Sale Transaction and contemplated herein or (ii) provide any DIP Financing as set forth herein, shall be subject to satisfaction of each of the following conditions (or waived by Proginet in its sole discretion) as of (i) the date of each advance of a loan under the DIP Financing and (ii) the closing of the Sale Transaction.

(a)                                  The Bankruptcy Court shall have entered an Order, in form and substance acceptable to Proginet, approving bidding procedures and the Buyer Protections, and scheduling a hearing to consider the sale of V-One’s assets on or before March 25, 2005;

(b)                                 V-One and Proginet shall enter into an Asset Purchase Agreement containing usual and customary terms and conditions, covenants, representations and warranties, and releases in form and substance acceptable to Proginet on or before March 20, 2005 unless Proginet concludes that no agreement in addition to this Agreement is required;

(c)                                  The Bankruptcy Court shall have entered an Order, in form and substance acceptable to Proginet, approving the sale of V-One’s assets to Proginet on or before May 25, 2005

(d)                                 The Bankruptcy Court shall have entered the Interim Financing Order on or before March 15, 2005 and the Final Financing Order on or before April 5, 2005;

(e)                                  All pleadings to be filed with the Bankruptcy Court by V-One relating to DIP Financing and the sale of V-One’s assets, shall be sent to Proginet prior to filing for review and shall be in form and substance acceptable to Proginet;

(f)                                    Not later than Tuesday of each week, V-One shall furnish Proginet as of Friday of the prior week weekly performance information;

(g)                                 No event shall have occurred and be continuing which constitutes or would constitute a default of any provision of this Agreement or any Order entered by the Bankruptcy Court or an Event of Default (as defined below);

(h)                                 An Order of the Bankruptcy Court providing that Proginet is not obligated to pay Ehrenkrantz, King & Nussbaum any finding, brokerage, financial advisory, or other fee from Proginet in connection with the transactions contemplated hereby; and

(i)                                     With respect to Proginet’s purchase of assets, the delivery of updates to Schedules A-N and updated financial statements of V-One.

30.                                 Events of Default:  The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Agreement:

(a)                                  A default by V-One under any of its material contracts other than the type of default contemplated in Section
365 (e)(1) of the Bankruptcy Code;

(b)                                 Receivable collections by V-One for any given month are materially less than its projections as set forth on Schedule N;

(c)                                  V-One’s expenses for any given month are materially greater than its projections as set forth on Schedule N;

(d)                                 Assets of V-One [with a fair market value in excess of $100,000] are attached, seized, levied upon, or subjected to a writ of distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors other than the commencement of the Bankruptcy Case;

(e)                                  The sale, transfer, or disposition of any assets of V-One, except for sales of Software and Hardware in the ordinary course of business;

(f)                                    The granting of any lien, security interest, or encumbrances on any asset of V-One that is pari passu or superior to the liens, security interest and encumbrances granted to Proginet in the DIP Financing or the Pre-Petition Loan;

(g)                                 Any of the Conditions to Transactions in Paragraph 29 of this Agreement have not or cannot or are not satisfied (or waived by Proginet);

(h)                                 Any representation or warranty contained herein or in any other agreement, statement or report delivered to Proginet is untrue or incorrect in material respect;

(i)                                     The appointment of a trustee or an examiner with expanded powers in V-One’s Chapter 11 bankruptcy case;

(j)                                     Entry of an order converting V-One’s bankruptcy case to a case under Chapter 7 of the Bankruptcy Code or dismissing the case;

(k)                                  Cessation of all or a material part of V-One’s business operations other than as a result of a sale to Proginet;

(l)                                     Entry of an order granting relief from the automatic stay to any entity other than Proginet to permit foreclosure on any material asset of V-One;

(m)                               Any event other than those otherwise specified in this Paragraph 30 shall have occurred which could reasonably be expected to have a material adverse effect on the business, financial condition, operations, or prospects of V-One;

(n)                                 With respect to the Sale Transaction, such additional Events of Default as are customary in a transaction of this nature as set forth in a definitive Asset Purchase Agreement, unless Proginet in its discretion determines that no additional Asset Purchase Agreement is required.

31.           Proginet’s Right Upon an Event of Default:

If an Event of Default occurs (which has not been cured within two (2) business days of notice to V-One), Proginet shall have the following rights in its sole discretion:

(i)                                     Immediately cease any further DIP Financing;

(ii)                                  Elect not to proceed with Sale Transaction contemplated in this agreement; and

(iii)          Terminate this Agreement.

32.           Representations and Warranties:  V-One represents and warrants to Proginet:

(a)                                  All of the information contained in this Agreement, including, without limitation, the attached Schedules (including Schedules A-N) is true and correct, to the best of V-One’s knowledge and belief in all respects;

(b)                                 There are no existing perfected liens on any of V-One’s assets, except, those specifically provided to Proginet and those securing the Pre-Petition Loan;

(c)                                  No default has occurred, to the best of V-One’s knowledge and belief under this Agreement or any other material agreements of V-One.

33.           Due Diligence and Other Conditions:  Proginet’s obligation to consummate the Sale Transaction contemplated herein is subject to (a) approval of Proginet’s Board of Directors, (b) the satisfactory completion of due diligence by Proginet, (c) approval by Proginet’s lender, (d) the execution of appropriate documentation acceptable to Proginet, (e) V-One obtaining all necessary consents and approvals, and (f) V-One providing Proginet with audited financial statements for the three years ended December 31, 2004, 2003, and 2002, and the consent of V-One’s auditors to the inclusion of such financial statements and its reports in any SEC filings required to be made by Proginet.  The fees and expenses of such auditors will be paid by Proginet and will reduce the Purchase Price to be paid by Proginet as set forth in Section 16 above.

PROGINET CORPORATION

By:
Name:
Title:

V-ONE CORPORATION

By:
Name:
Title: